Exhibit 99.1

AmerisourceBergen Corporation
P.O. Box 959
Valley Forge, PA 19482

Contact:	Michael N. Kilpatric
610-727-7118
mkilpatric@amerisourcebergen.com

AmerisourceBergen Expects Diluted Earnings Per Share to Be Between

$3.95 and $4.05 for Fiscal Year 2004, Excluding Special Items, and

Between $4.20 and $4.30 for Fiscal Year 2005

VALLEY FORGE, Pa. October 5, 2004 – AmerisourceBergen Corporation (NYSE: ABC), a leading pharmaceutical services company, today announced that, due to lower than anticipated pharmaceutical price increases in the September quarter of 2004, it expects earnings per diluted share for the fiscal year ended September 30, 2004 to be between $3.95 and $4.05, excluding special items.

The Company also announced that it anticipates diluted earnings per share for fiscal 2005 to be between $4.20 and $4.30. Fiscal 2005 to fiscal 2004 comparisons are expected to be weakest in the first part of the year, with the September quarter of fiscal 2005 expected to post a diluted earnings per share increase of 15 percent or more over the same quarter in 2004.

“We are clearly disappointed in our fiscal 2004 performance in what has been a challenging time for our industry,” said R. David Yost, AmerisourceBergen’s Chief Executive Officer. “We are taking actions now to improve results and position AmerisourceBergen for what we believe is a bright future. We will provide added detail on fiscal 2004 when we report our full results on November 2, 2004.

“Our guidance for fiscal 2005 is based on our recently completed detailed budgeting process, and reflects the expectation that the U.S. pharmaceutical market will grow at a low double-digit rate including price appreciation for the fiscal year of approximately 5 percent. Operating revenue and operating earnings for fiscal 2005 are anticipated to be approximately the same as in fiscal 2004, with our share repurchase program and expected lower interest expense providing the anticipated diluted earnings per share growth in fiscal 2005. Our continued discipline in capital management is expected to deliver strong cash flow from operations of $375 million to $475 million in fiscal 2005.”

On August 13, 2004, AmerisourceBergen announced a $500 million common stock repurchase program. Through September 30, 2004, the Company has used approximately $145 million to repurchase outstanding shares of common stock. AmerisourceBergen expects to complete the remaining portion of the program by the end of fiscal year 2005.

“Our expectations continue to reflect the impact of the Veterans Administration and AdvancePCS account losses in 2004 and the potential impact on our physician customers of the new Medicare drug reimbursement regulations,” Yost explained. “Our Specialty Group, which includes our physician customers, is expected to grow in line with the U.S. pharmaceutical market.

“The PharMerica segment, which includes our institutional pharmacy to long term care and workers’ compensation businesses, is expected to grow revenue in fiscal 2005 at a high single-digit rate with operating income slightly below fiscal 2004 levels, as we confront a increasingly competitive market and invest significant capital. We expect to invest more than $30 million in the segment to consolidate operations and add new customer-interface technology designed to improve our competitive advantage and position these businesses for future growth.

“Total capital expenditures for the Company are expected to be between $175 million and $200 million in fiscal 2005 as we continue to implement our Optmiz™ program. The Optimiz program is our multi-year effort to create a distribution center network that will position us as the low-cost leader and provide ample capacity for the accelerated industry growth following the 2006 implementation of the Medicare Modernization Act. During fiscal 2005, we expect to open new, large, state-of-the-art distribution centers in Columbus, Ohio; Dallas, Texas; and Chicago, Illinois, as well as consolidate an additional four distribution centers. We expect to have a total of 32 distribution centers at the end of the fiscal year in our drug distribution business, down from 51 in fiscal 2001.”

“While fiscal 2005 will be a challenging year for AmerisourceBergen, we remain excited about the growth opportunities in pharmaceutical services and will continue to invest in our current businesses,” Yost said. “Although our fiscal 2005 guidance includes no acquisitions, we will continue to pursue our disciplined acquisition strategy.”

About AmerisourceBergen

AmerisourceBergen (NYSE:ABC) is one of the largest pharmaceutical services companies in the United States. Servicing both pharmaceutical manufacturers and healthcare providers in the pharmaceutical supply channel, the Company provides drug distribution and related services designed to reduce costs and improve patient outcomes. AmerisourceBergen’s service solutions range from pharmacy automation, bedside medication safety systems, and pharmaceutical packaging to pharmacy services for skilled nursing and assisted living facilities, reimbursement and pharmaceutical consulting services, and physician education. With more than $47 billion in annualized operating revenue, AmerisourceBergen is headquartered in Valley Forge, PA, and employs more than 14,000 people. AmerisourceBergen is ranked #22 on the Fortune 500 list. For more information, go to www.amerisourcebergen.com.

FORWARD-LOOKING STATEMENTS

This news release may contain certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained in the forward-looking statements. Forward-looking statements may include statements addressing future financial and operating results of AmerisourceBergen and the benefits and other aspects of the 2001 merger between AmeriSource Health Corporation and Bergen Brunswig Corporation.

The following factors, among others, could cause actual results to differ materially from those described in any forward-looking statements: competitive pressures; the loss of one or more key customer relationships; customer insolvencies; changes in customer mix; changes in pharmaceutical manufacturers’ pricing and distribution policies; regulatory changes; changes in U.S. government policies; failure to integrate the businesses of AmeriSource and Bergen Brunswig successfully; failure to obtain and retain expected synergies from the merger of AmeriSource and Bergen Brunswig; and other economic, business, competitive, regulatory and/or operational factors affecting the business of AmerisourceBergen generally.

More detailed information about these factors is set forth in AmerisourceBergen’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for fiscal 2003.

AmerisourceBergen is under no obligation to (and expressly disclaims any such obligation to) update or alter any forward looking statements whether as a result of new information, future events or otherwise.

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